Exhibit 99.1

China Digital Communication Group CEO Chang Chun Zheng Steps Down

Company Appoints Yu Xi Sun as Temporary CEO

LOS ANGELES, CA and SHENZHEN, CHINA — (MARKET WIRE) — Apr 4, 2006 — China Digital Communication Group (OTC BB:CHID.OB — News), one of the largest and fastest growing battery components manufacturers in China, announced today the resignation of CEO and Chairman Chang Chun Zheng. Yu Xi Sun, president of China Digital, was designated by the board to assume responsibilities of CEO and chairman until the company hires a replacement for Zheng.

Sun said, “We are saddened by the departure of Mr. Zheng, who has stepped down for personal reasons. He has played a key role in the growth of our company. We wish Mr. Zheng and his family all the best. The board of directors has begun a search for a new chairman and CEO.”

Sun, who holds an M.S. degree from the Hubei University Law School, began her career as legal counsel at Hubei Xing Yuan Battery Company. She subsequently held a number of marketing positions until she was named assistant president at Shenzhen E’Jenio Science and Development Company. She went on to become vice president, then president of China Digital.

About China Digital Communication Group

China Digital Communication Group, through its wholly owned subsidiary, Shenzhen E’Jenie Science and Technology Co., Ltd. (E’Jenie), is one of China’s leading manufacturers and developers of advanced telecommunications equipment. E’Jenie sells advanced high-quality lithium-ion battery shell and cap products to all major lithium-ion battery cell manufacturers in China. E’Jenie’s products are used to power mobile phones, MP3 players, laptops, digital cameras, PDAs, camera recorders and other consumer electronic digital devices. China Digital Communication Group is continuing its expansion across East Asia, while seeking distribution partners and acquisitions in new global markets, including the U.S. For more information, visit http://www.chinadigitalgroup.com or contact Roy Teng, China Digital, (310) 461-1322, e-mail: info@chinadigitalgroup.com.

An investment profile on China Digital Communication Group may be found at http://www.hawkassociates.com/chinadigital/profile.htm.

For investor relations information regarding China Digital Communication Group, contact Frank Hawkins or Ken AuYeung, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the company’s most recent annual report and other filings with the Securities and Exchange Commission.